UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

DJ Connection Tulsa, Inc.
(Name of small business issuer in its charter)

Oklahoma	7990	22-3858921
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8900 South Lynn Lane Rd.
Broken Arrow, Oklahoma 74012
918-481-2010
(Address and telephone number of principle executive offices  and principle place of business)

Clayton Clark
8900 South Lynn Lane Rd.
Broken Arrow, Oklahoma 74012
918-481-2010
(Names, addresses and telephone numbers of agents for service)

Copies to:
Peter Campitiello, Esq.
Levy & Boonshoft, P.C.
477 Madison Avenue, New York, NY 10022
Tel: 212.751.1414
Fax: 212.751.6943

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed Maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value	1,000,000	$1.00	$1,000,000	$107.00
Common stock, $0.01 par value	1,230,000	$1.00	$1,230,000	$131.61
Total	2,230,000	$1.00	$2,230,000	$238.61

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated December 28, 2006

DJ Connection Tulsa, Inc.

The Common Stock will be traded on the Over-the-Counter Bulletin Board maintained by members of the National Association of Securities Dealers, Inc. (the “OTC Bulletin Board”) upon effectiveness of this Registration Statement.

The securities being offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 to read about significant risk factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 8900 South Lynn Lane Rd., Broken Arrow, Oklahoma and our telephone number is 918-481-2010

The date of this Prospectus is December 28, 2006.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Business

We are a mobile music entertainment company that provides sound and master of ceremony (“emcee”) services to clients for special events of all kinds. We also upsell the rental of projector systems and video slide shows for use at occasions. We service clients within a 250 mile radius of our offices in Broken Arrow, Oklahoma.

Our Principal Offices

DJ Connection occupies approximately 1500 square feet of home office space in Broken Arrow, Oklahoma, with an additional five-car garage of warehouse space. Equipment is stored in the warehouse. The office houses a recording studio; call center and two presentation offices. We believe our current space is adequate for our needs.

The Offering

We are offering 1,000,000 shares of our common stock at $1.00 per share. The selling security holders want to sell up to 1,230,000 shares of common stock at $1.00 per share. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”). Affiliated selling security holders will sell their shares at the fixed price of $1.00 per share for the duration of this offering. Non-affiliated selling security holders will sell at $1.00 until we are quoted on the OTCBB or listed on a securities exchange.  Selling shareholders are underwriters under the Securities Act of 1933.

Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. See the risk factors on page 3 of this prospectus.

Summary Financial Data

The following table summarizes our financial information. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

DJ Connection Tulsa, Inc.
STATEMENT OF EARNINGS (unaudited)
FOR THE MOST RECENT YEAR TO DATE
FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006

REVENUE	$546,356

COST OF SALES

GROSS PROFIT	546,356

EXPENSES
General and Administrative	42,043
Contract Labor	331,512
Advertising	58,164
Rent Expense	14,855
Mileage Expense	10,924
TOTAL OPERATING EXPENSE	457,498

Depreciation	28,114

TOTAL EXPENSES	485,612

NET INCOME	60,744

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. There may be additional risks that we do not know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks are realized, our business, operating results and financial condition could be materially harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR FINANCIAL CONDITION

DJ Connection may require additional financing in the future and a failure to obtain such required financing will inhibit its ability to grow. The continued growth of its business may require additional funding from time to time. Funding would be used for general corporate purposes, which may include acquisitions, investments, repayment of debt and capital expenditures.

Obtaining additional funding would be subject to a number of factors, including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us. The terms of any future financing may adversely affect the interests of stockholders.

RISKS RELATING TO OUR BUSINESS

Dependence upon Key Personnel

DJ Connection’s success depends on its management team and other key personnel, the loss of any of whom could disrupt its business operations. DJ Connection’s future success will depend in substantial part on the continued service of its senior management and sales managers. Clayton Clark and Vanessa Clark have been our key executives and the founders of DJ Connection. The loss of the services of one or more of these key personnel could impede implementation of DJ Connection’s business plan and result in reduced profitability.

DJ Connection does not carry key person life insurance in respect of any of its officers or employees. DJ Connection’s future success will also depend on it’s continued ability to attract, retain and motivate a sales force as well as our performance staff. The Company can not assure that it will be able to retain its key personnel or that it will be able to attract, assimilate or retain qualified personnel in the future.

Regulatory Risk

There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on DJ Connection’s business or that regulators or third parties will not raise material issues with regard to the Company’s business or operation, or DJ Connection’s compliance or non-compliance with applicable regulations. Furthermore, any changes in applicable laws or regulations may have a material adverse effect on DJ Connection.

Controlling Interest Risk

DJ Connection’s management owns approximately 63% of the Company’s common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders. DJ Connection’s principal executive officer, Mr. Clayton Thomas Clark, owns, directly and beneficially, approximately 31% percent of DJ Connection’s outstanding common stock. His wife Vanessa Clark owns, directly and beneficially, approximately 32% of DJ Connection’s outstanding common stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to its Certificate of Incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to other stockholders and may adversely affect voting and other stockholders rights

Uncertain Revenues/Technology advancement risks

DJ Connection generates its revenues based on the perceived need for mobile entertainment at special events. A recession or other harsh economic conditions could cause our customers to see our services as a luxury and no longer use our service.

Execution of Plan and Managing Risk

If we are unsuccessful at executing our Plan of Operation and managing associated expenses, our business could fail, leading to a loss by our investors of their investment capital.. Potential investors should be aware of the difficulties normally encountered by companies expanding into new locations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the expansion in the areas in which we intend to operate and in connection with the formation and commencement of operations of a new location in general. These include but are not limited to, unanticipated problems relating to marketing, competition, and additional costs and expenses that may exceed current estimates. There is limited history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate any significant operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely not be successful to the point that investors will receive a return on their investment.

RISKS RELATING TO THIS OFFERING

We do not intend to pay any dividends for the foreseeable future.

We have never paid dividends and do not intend to pay any dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, the earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. As a result, you may never receive a stream of cash payments from dividends, which could adversely affect the price of our stock.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with the new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

No public market exists for the trading of our securities.

We are offering to sell shares of our common stock at a fixed price of $1.00 per share. Our common stock is not traded on any exchange at this time, but we will seek to have it listed to trade on the OTC Bulletin Board. Factors such as announcements by us of the financial results, the gain or loss of customers, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of our securities to fluctuate significantly.

Since We Are Selling up to 1,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter Selling Our Shares.

We are selling up to a maximum of 1,000,000 shares of our common stock on a self-underwritten basis. We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter.  By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us. We will undertake on our own to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering.  This may cause our stockholders to lose all or a substantial portion of their investment.

Our stock is a penny stock and there are significant risks related to buying and owning penny stocks.

Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that sell non-NASDAQ listed securities except in transactions exempted by the rule, including transactions meeting the requirements of Rule 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect your ability to sell any of the securities you own.

The Securities and Exchange Commission regulations define a “penny stock” to be any non-Nasdaq equity security that has a market price (as defined in the regulations) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to some exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations (bid and ask prices) for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Our market liquidity could be severely adversely affected by these rules on penny stocks.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This report contains forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. Forward looking statements often include the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions. In this prospectus, forward looking statements also include:

•	statements about our business plan
•	statements about the potential for development, regulatory approval and public acceptance of new services
•	estimates of future financial performance;
•	predictions of national or international economic, political or market conditions;
•	statements regarding other factors that could affect our future operations or financial position; and
•	other statements that are not matters of historical fact.

These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business” as well as in this prospectus generally. Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions and the factors described above under the caption “RISK FACTORS”. These factors could cause our actual performance and results to differ materially from those described or implied in forward looking statements.

These forward looking statements speak only as of the date of this prospectus. We believe it is in the best interests of our investors to use forward looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

There is no minimum amount of shares that must be sold during this offering. We do not know the specific amount that will be raised by this offering. All funds raised will go directly to our current bank account. We will bear the expenses of the registration of the shares. We will realize the proceeds from the sale of the registration of 1,000,000 shares to be sold on a self-underwritten basis at $1.00 per share. We estimate that the net proceeds from our sale of 1,000,000 shares of our common stock will be $1,000,000.

In the event we raise only a nominal amount from the sale of our securities, $250,000 or less, the purchasers of the shares will not have the option of the shares being purchased back to treasury. We will use the proceeds to pay for printing, for any legal and accounting costs that may exist, and to pay secured creditors if any there may be. Any remaining funds will be used towards implementation of our change in operations.

We expect to use all of the net proceeds for general corporate purposes, including the costs of this registration, electronic equipment purchases, personnel wages, and working capital. The amounts we actually expend for working capital and other purposes may vary and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds. A portion of the net proceeds may also be used to purchase complimentary businesses assets or technologies. We have no current plans or agreements or commitments with respect to any of these transactions and we are not currently engaged in any negotiations with respect to any of these transactions. Presently management is anticipating funds being used for the purchase of additional DJ systems, employee wages and working capital for our new building project.

The new building will be a 7000 square foot, steel building with an attached warehouse that will house not only DJ equipment but rental items as well, such as projectors systems and video slide show equipment. Because of the additional storage space we plan on building a drive through so DJ‘s can drive in to pick up equipment and then drive off, with out a traffic jam. Currently on Friday‘s and Saturday‘s DJ‘s load up every 15 minutes starting at 6am. A drive through would decrease load up times to approximately 10 minutes. Ultimately the company could service more shows per day. The new building is priced at $300,000 including the facilities décor, attached warehouse and phone systems. The land upon which the building will be built will cost about $400,000. The building will include four meeting offices, where clients will come in to book their event (the company currently only has two) as well as a waiting room.

The new building will also be equipped with a 28 line phone system, (the company currently has 6 phone lines resulting in clients being frequently forwarded to voice mail). The additional phone lines will allow the company immediately to hire and train new sales team members to help service calls for the new areas we are servicing including, Dallas, Wichita, Kansas City and others within a four hour traveling distance from Tulsa, Oklahoma. The phone system will cost about $17,000, this amount is included in the building cost. In addition the capital would be used to purchase 10 new DJ Systems priced at 6,000 each. Currently DJ Connection is having to turn away business during peak seasons, simply because we don‘t have additional DJ systems, primarily due to the fact that without moving to a much larger location, there is not enough space to store the additional equipment. In our current location, the company’s growth is stifled.

Additional capital would mean even faster growth of the company and an even greater presence in the Wedding Industry.

Table 1.0 shows anticipated use based on raising varying amounts of capital with Table 2.0 providing a further breakdown of the Working Capital expenditures.

Table 1.0 Capital Allocation
Amount of Capital Raised	Offering Expenses	Equipment Purchases	Employee Wages	Land/Bldg. Purchase/ Downpymt	Working Capital
$250,000	59,000	60,000	36,000	82,000	13,000
$500,000	59,000	72,000	150,000	175,000	44,000
$750,000	59,000	72,000	150,000	404,000	65,000
$1,000,000	59,000	72,000	150,000	634,000	85,000

(1) Offering expenses include the following: Registration Fee, Federal taxes, state taxes and fees, Printing and Engraving Expenses, Accounting Fees and Expenses, Legal Fees and Expenses, and Transfer Agent's Fees and Expenses.

(2) Employee wages constitute a combination of salary, draw and commissions to be paid for sales made by the employee.

Table 2.0 Breakdown of Working Capital
Amount of Capital Raised	Working Capital	Allowance for Tax Deposits	Workers Compensation Insurance	Advertising and Marketing
$250,000	13,000	1500	500	11,000
$500,000	44,000	6000	2000	36,000
$750,000	65,000	6000	2000	57,000
$1,000,000	85,000	6000	2000	77,000

Our use of proceeds varies dramatically due to several factors. At only $250,000 of capital raised, we will utilize the capital to hire a full charge bookkeeper, and to add ten new mobile DJ units throughout the year. This will give us better capacity during our busy season, and will allow us in the slower seasons to be less dependent upon upkeep of existing equipment. As we raise additional capital, we will hire two new salespeople. The cost of tax deposits for wages, and workers compensation insurance will rise accordingly. Our expenses for advertising and marketing will rise as we begin to expand our client base. Management has kept its decision making in the use of working capital broad so it may exercise good judgment in applying management principles to the use of funds. Mr. Clark will not be taking any additional salary from any of the proceeds raised in our primary offering. At such time when the company has generated a positive cash flow from our expanded operations, the Board of Directors will determine what compensation increase will be awarded Mr. Clark, if any. Upon registration with the U.S. Securities Exchange Commission, 82,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act. We will not realize any proceeds from any actual resale of the shares of the selling shareholders that might occur in the future. The selling shareholders will receive all proceeds from their resale.

DETERMINATION OF THE OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise capital. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a)	Our lack of operating history,
(b)	The proceeds to be raised by the offering,
(c)	The amount of capital to be contribute by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,
(d)	Our relative cash requirements, and
(e)	Our management expertise.

DILUTION

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value of our common stock as of September 30, 2006, was $193,847 or approximately $0.16 per share. (See Table 3.0, notes (2) and (3) below.) After giving effect to the sale of 1,000,000 shares of our common stock at a price of $1.00 per share, net tangible book value as adjusted would be $1,193,847 or $0.54 per share. The result would be an immediate increase in net tangible book value per share of $0.38 to existing stockholders and an immediate decrease to new investors of $0.56 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table shows dilution per share based on raising varying amounts of capital from the offering. For our company there would be no dilution to new shareholders, only an immediate increase in the value per share as shown in table 3.0:

Table 3.0 Dilution Per Share

Amount of Shares Sold	Dollar Amount Raised (1)	Decrease Per Share For New Shareholders	Increase Per Share For Existing Shareholders

250,000	$250,000	$0.70	$0.14

500,000	$500,000	$0.60	$0.24

750,000	$750,000	$0.52	$0.32

1,000,000	$1,000,000	$0.46	$0.38

(1) Assumes that the securities were sold at the offering price of $1.00 per share.

(2) Our numbers reflect a change in the par value of our stock to $0.01 par value as stated in our Amended Articles of Incorporation recorded on November 27, 2006. The Board of Directors then authorized a forward stock split of 15:1 thereby increasing our outstanding shares to 1,230,000.

(3) All of the figures presented in table 3.0 above have given retroactive effect to the stock split that occurred on December 10, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other event entertainment providers, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 1,230,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two-year holding period.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have forty-five (45) stockholders of record of our common stock as of December 28, 2006.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,230,000 of the 1,230,000 shares of our common stock issued to them. Selling security holders and Affiliates may sell their shares at $1.00 per share during the duration of this offering. Non-affiliates may sell their shares at $1.00 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Selling Security Holders

Name of security holder	Shares Beneficially owned as of the date of this prospectus	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after the primary offering is complete	Position, officer, or other material relationship to the company within the last few years
Clay Clark 8900 S Lynn Ln Rd. Broken Arrow, OK. 74012	381,465	31%	381,465		President/Secretary and husband to Vice President
Vanessa Clark 8900 S Lynn Ln Rd. Broken Arrow, OK. 74012	397,035	32%	397,035		Vice President. and wife to President
Josh Smith 8900 S Lynn Ln Rd. Broken Arrow, OK. 74012	10,500	0.85%	10,500		Director
Tim McKeeman 6337 S. 82nd E. Ave #1306 Tulsa, OK 74133	10,500	0.85%	10,500
Jennifer Bailey P.O. Box 1583 Locust Grove, OK 74352	10,500	0.85%	10,500
Lori Smith 10806 E. 100th St. N Owasso, OK 74055	10,500	0.85%	10,500
Exquisite Valet 117 E. Juneau St. Broken Arrow, OK. 74012	10,500	0.85%	10,500
Maralana Reyes 117 E. Juneau St. Broken Arrow, OK. 74012	10,500	0.85%	10,500
Sharita Bent 905 W. Pittsburg St. Broken Arrow, OK. 74012	10,500	0.85%	10,500
George Smith 10806 E. 100th St. N Owasso, OK 74055	10,500	0.85%	10,500
Jean Arehart 1004 W. 11th St. Apt.G-24 Kearney, NE 68845	10,500	0.85%	10,500

Lee Arehart 1004 W. 11th St. Apt.G-24 Kearney, NE 68845	10,500	0.85%	10,500
Justin Moore 2405 S. 7th St. Broken Arrow, OK. 74012	10,500	0.85%	10,500
Roger Thompson 1800 W. Granger St. #221 Broken Arrow, OK. 74012	10,500	0.85%	10,500
Nathan Chavez 1400 W. Queens St. Broken Arrow, OK. 74012	10,500	0.85%	10,500
Dusty Bailey 5544 Hwy 412 E. Locust Grove, OK 74352	10,500	0.85%	10,500
Mickey Roberts 9838 S. 4392 Road Locust Grove, OK 74352	10,500	0.85%	10,500
Doyle Bailey 5544 Hwy 412 E. Locust Grove, OK 74352	10,500	0.85%	10,500
Patricia Bailey 5544 Hwy 412 E. Locust Grove, OK 74352	10,500	0.85%	10,500
James Chrisenbery 14500 S. 442 Locust Grove, OK 74352	10,500	0.85%	10,500
Karen Christenbery 14500 S. 442 Locust Grove, OK 74352	10,500	0.85%	10,500
Jason Bailey P.O. Box 1583 Locust Grove, OK 74352	10,500	0.85%	10,500
Clarence Bailey 9837 S. 4392 Locust Grove, OK 74352	10,500	0.85%	10,500

Alice Bailey 9837 S. 4392 Locust Grove, OK 74352	10,500	0.85%	10,500
Terri Roberts 9838 S. 4392 Road Locust Grove, OK 74352	10,500	0.85%	10,500
Justin Roberts 9838 S. 4392 Road Locust Grove, OK 74352	10,500	0.85%	10,500
Thaddeus Penrod 1923 W. Pittsburg Pl. BA, OK 74012	10,500	0.85%	10,500
Sarah Pannell 8304 S. 8th Ave Broken Arrow, OK. 74011	10,500	0.85%	10,500
Michael Desirey 8613 Willow Springs Ct. Broken Arrow, OK 74011	10,500	0.85%	10,500
Travis Bradley 14220 S. Vandalia Ave. Bixby, OK 74008	10,500	0.85%	10,500
Alissa Bradley 14220 S. Vandalia Ave. Bixby, OK 74008	10,500	0.85%	10,500
Michael Banks 6502 S. 93rd E. Ave. Apt. F Tulsa, OK 74133	10,500	0.85%	10,500
Andrew Simmons 13106 N. 91st E. Ave. Collinsville, OK 74021	10,500	0.85%	10,500
Sarah Simmons 13106 N. 91st E. Ave. Collinsville, OK 74021	10,500	0.85%	10,500
Jeremy Toth 12707 E. 80th Pl. N. Owasso, OK 74055	10,500	0.85%	10,500

Cora Toth 12707 E. 80th Pl. N. Owasso, OK 74055	10,500	0.85%	10,500
John Bailey 8055 W. 91st St. N. Sperry, OK 74073	10,500	0.85%	10,500
Nathan Moseley 7535 S. Trenton Pl. Tulsa, OK 74136	10,500	0.85%	10,500
Cynthia Desirey 8613 S. Willow Springs Ct. Broken Arrow, OK 74011	10,500	0.85%	10,500
Richard Desirey 8613 S. Willow Springs Ct. Broken Arrow, OK 74011	10,500	0.85%	10,500
Eric Cooper 6502 S. 93rd E. Ave. Apt. F Tulsa, OK 74133	10,500	0.85%	10,500
Rhonda Cooper 322 NE Wilshire Bartlesville, OK 74006	10,500	0.85%	10,500
Aaron Cooper 322 NE Wilshire Bartlesville, OK 74006	10,500	0.85%	10,500
Lauren Moore 2405 S. 7th St. Broken Arrow, OK 74012	10,500	0.85%	10,500
Leon Whitmore 9802 E. 84th St. N Owasso, OK 74055	10,500	0.85%	10,500

Total Number Shares:	1,230,000		1,230,000

Total shareholders: 45

PLAN OF DISTRIBUTION

Primary Offering

We are registering 1,000,000 shares of our common stock, which will be offered and sold on a "self-underwritten" basis by us, using our officers, directors, or, at our discretion, by participating broker/dealers licensed by the National Association of Securities Dealers, Inc. We have executed no agreements with any broker-dealers with the respect to the offering of these shares as of the date of this prospectus. In the event we enter into any such agreement with a broker-dealer, we will file a post-effective amendment to disclose any such arrangement. Additionally, the broker-dealer must obtain a no objection position on the terms of the underwriting compensation from the NASD (National Association of Securities Dealers, Inc.) corporate finance department prior to any participation by the broker-dealer. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. Our common stock is not currently listed on or traded in any national quotation medium. The offering price of $1.00 per share is based upon the decision of the current management team. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason.

Our stock will be sold by Clayton Clark, President/Director, on a self-underwritten basis. The Securities Act of 1933 defines an underwriter as any person who has purchased from an issuer with a view to, or who offers or sells for an issuer in connection with the distribution of any security, we therefore are disclosing him as an underwriter.

The 1934 Securities and Exchange Act Rule 3a4-1 provides that if an associated person of an issuer meets the following conditions he is not deemed to be a broker:

•	An associated person of an issuer of securities shall not be deemed to be a broker solely by reason of his participation in the sale of the securities of such issuer if the associated person:

•	Is not subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Act, at the time of his participation; and

•	Is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

•	Is not at the time of his participation an associated person of a broker or dealer; and

•	The associated person restricts his participation to transactions involving offers and sales of securities.

We believe Mr. Clark is an associated person of our company (an issuer) that is not deemed to be a broker. Mr. Clark will restrict his participation to any one or more of the following activities and is thus not deemed to be a broker:

•
He will prepare written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; Provided, however, that the content of such communication is approved by a partner, officer or director of the issuer;

•
He will respond to inquiries of a potential purchaser in a communication initiated by the potential purchaser: Provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

•	He will perform ministerial and clerical work involved in effecting any transaction.

When our Registration Statement is effective, we plan to distribute our prospectus to individuals who have inquired about our company and the availability of shares. Other than the registration statement we have prepared no additional materials to be given to potential purchasers of our stock.

Shares will be sold on a no minimum basis with the 1,000,000 shares offered in the primary offering being the maximum number of shares to be sold. There can be no assurance that we will sell any or all of the offered shares.

Upon the sale of shares to purchasers all funds will be deposited directly in the Company bank account. Since we have no minimum requirements prior to our receiving funds from the sale of stock, investor funds will not be returned under any circumstances. All stock sales are considered to be final at the time of payment and issuance of a share certificate.

Resale Offering

Our affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share during this offering and non-affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share or until our securities are quoted on the OTCBB or securities exchange and thereafter at prevailing market prices or privately negotiated prices or on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d)	privately negotiated transactions;

(e)	short sales;

(f)	through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g)	one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h)	any combination of any of these methods of sale.

Each selling security holder has been advised that they must notify any potential purchaser of their shares that the shares are not part of the primary offering by the company and that their sale would provide no proceeds to the company.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the NASD (National Association of Securities Dealers) Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position
Clayton Clark	26	President and Secretary
Vanessa Clark	25	Vice President
Joshua Smith	26	Director

Executive Officers of DJ Connection

Clayton T. Clark -President and Chairman of the Board of Directors. Clayton Thomas Clark is the husband of Vanessa Clark and the father of Havana Clark. Clay is the active President of the Tulsa Bridal Association and serves on the steering committee for the American Wedding Association. Clay is a proud member of the Tulsa, Bixby & Broken Arrow Chambers of Commerce and serves as a volunteer with Junior Achievement working with Broken Arrow High School students and Partners In Education.

Mr. Clark attended Oklahoma State University after previously attending Oral Roberts University (Tulsa, Oklahoma) and St. Cloud University (St. Cloud, Minnesota). Mr. Clark graduated from Dassel-Cokato High School with Honors and received the prestigious Brown Book Award for Excellence in the Communication Arts from Dassel-Cokato High School, along with a multitude of scholarships.

Vanessa Clark - Vice President and Director. Vanessa Clark graduated from the DuPont Manual High School/Youth Performing Arts School in 1999. Ms. Clark graduated from Oral Roberts University in Tulsa, Oklahoma in 2003 with a Bachelor of Science Degree in Mass Communications with an emphasis in Broadcast Journalism. Between 2002 and 2004 Vanessa was a Choreographer/Coach for various cheerleading programs in the Tulsa area.

Joshua Smith - Director. Joshua Smith graduated from Broken Arrow High School in 1999. He attended Oklahoma State University at Okmulgee where he studied Automotive Service Technology. From 2001-2002 he attended the University of Oklahoma where he focused on Business Marketing. From 2002-2004 he attended Northeastern State University in Broken Arrow, Oklahoma. Mr. Smith has served as a member of the board of Directors since October 2006 and has been a key contractor of DJ Connection since 2003.

EXECUTIVE COMPENSATION

All compensation for executives is in cash and does not include any type of non-cash compensation. The following table sets forth information concerning the annual and long-term compensation of our executive officers who have served at the end of the fiscal years December 31, 2004 and December 31, 2005.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Clayton Clark President, Secretary, Chairman of the Board of Directors	2004	$31,884	0	0	0	0	0	0
	2005	$56,784	0	0	0	0	0	0

Vanessa Clark, Vice President, Director	2004	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0

Joshua Smith, Director	2004	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0

Compensation of Directors

All directors are reimbursed for out-of-pocket expenses in connection with attendance at board of director's and/or committee meetings.

Employment Agreements

We have not entered into formal employment agreements with our executive officers, nor do we have standard employment agreements with our employees.

Benefit Plans

We do not have any pension plan, profit sharing plan, or similar plans for the benefit of our executives or employees. However we may establish such plans in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 16, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Name & Address of Beneficial Owner	Share of Common Stock	Percent of Class Owned
Vanessa L. Clark 8900 South Lynn Lane Rd. Broken Arrow, Ok 74012	397,035	32%
Clayton T. Clark 8900 South Lynn Lane Rd. Broken Arrow, Ok 74012	381,465	31%
Joshua Smith 23661 E. 149th Street South Coweta, Oklahoma 74429	10,500	0.85%
All Officers and Directors as a Group (3 persons)	789,000	63.85%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

DESCRIPTION OF SECURITIES

The following description of DJ Connection’s capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws, all of which have been filed or incorporated by reference as exhibits to our registration statement of which this prospectus is a part.

We are presently authorized to issue 100,000,000 shares of $.001 par value common stock. As of December 28, 2006 1,230,000 shares of common stock were issued and outstanding

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by our Board of Directors, from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of our stock. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Dividends

We have not paid any cash dividends with respect to our common stock in the last two fiscal years. We do not intend to pay any cash dividends on our common stock in the foreseeable future. All cash resources are expected to be invested in developing our business plan. Payment of future dividends, if any, will depend upon our future earnings and capital requirements and other factors that our board of directors considers appropriate.

Options and Warrants

As of December 28, 2006, the Company does not have any outstanding warrants or options to purchase shares of its common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Oklahoma General Corporation Act and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

DJ Connection Tulsa, Inc., was incorporated in the State of Oklahoma on June 26, 2002. Since our inception we have been engaged in providing mobile music entertainment to our clients for special events such as wedding receptions, graduation events, parties and corporate events. Clayton Clark, our President and Chairman of the Board, started out as the sole DJ and emcee in 2002. Over the past four and a half years our company has grown in sales and profits. At the close of 2006, we currently contract an average of thirty-five (35) DJ’s who provide services to clients every weekend.

In addition to the basic mobile music entertainment service, we are also able to generate revenues by renting projector systems and video slide shows. We are able to provide service to clients within a 250 mile radius of our offices. Each potential customer wedding couple or client is provided an opportunity to meet with a consultant from our company personally before booking their event. At this time, a basic itinerary for the event is compiled. Specific songs, and general requests for music genre, as well as the specific schedule for various portions of the event are solidified. The couple then places a deposit to reserve the date for our services. If any changes are made prior to the event, the couple simply contacts our company by telephone or email and we make the changes.

Our Business

(1) Principle Products or Services and Their Markets

We provide individuals as well as businesses with mobile music entertainment. Our main customers are individuals that are middle class to affluent as well as companies with 50 or more employees. We provide services for any event located within a 250 mile radius of Tulsa, Oklahoma. For an additional fee, we will also service events located outside that radius. The services we provide include:

•	Providing DJ/MC services for wedding receptions, corporate events and special occasions. This includes providing sound, lights and hosting services for these events.

•	Custom audio recording/mixing music. We record custom audio of either vocals or music mixes. Music mixes are almost always for cheerleading routines.

•	Production of custom audio CD’s. We mass produce a client’s custom audio CD for them.

•	Production of video slide shows. Clients provide pictures and music and we arrange a slide show for their special occasion.

•	When a DJ is booked by a client they can also rent projector systems and video slide shows at a discount.

Our average show price is $475 per show. We currently host approximately 140 shows per month.

(2) Distribution Methods of the Services

Our customers usually hear about us from the Yellow pages, or from a business card they received while attending the special event of one of our clients, while others may find us on our website, www.djconnectiontulsa.com. Those inquiring about our services will either call in or email. If a customer sends us an email inquiring about our services, we do not book them, but will call them and schedule a meeting face to face. We provide every customer with a personal meeting prior to the event. We have discovered over the years that this prevents misunderstanding and unmet expectations, and enables us to exceed expectations for the event, which leads to further bookings from that client as well as from those in attendance at the client’s event.

Our client/consultant meetings are usually about one hour long and take place in one of our meeting rooms at the office. This is a vital part of our success. At the meeting our representative will go over all the details of the event. (Examples: sit down, buffet, what type of music, requests etc.) The client will also be presented with an opportunity to take advantage of our other services at discounted prices. The client will then give us a $150 (One hundred and fifty dollar) deposit to reserve the date for their event. The deposit is non-refundable but may be transferred to reserve another date. The following day, the client receives an email confirmation with all the details of the event. This gives them the opportunity to see a written version of all of the details that we discussed the prior day, allowing them to make any changes at that time. We also contact the client once more about seven days before the actual event to incorporate any last minute changes.

In order to make sure that we are meeting all of the special requests for songs, prior to the actual event, we produce a Custom CD for that event that includes all special requests such as Father/Daughter dance, First dance as a married couple, etc. Once the necessary equipment needed is checked out from our warehouse to the DJ, that DJ is responsible to safely transport the equipment to the event. If there is a special request, such as a dance floor or other larger items, we arrange for the delivery from the rental vendor to the event location.

(3) Competition

The mobile entertainment industry is extremely competitive. With over 50 full-time mobile entertainment services serving Oklahoma, many of which offer the same or similar services, we must continue working to out-perform our competition. To gain penetration and market share in the mobile entertainment industry we have worked tirelessly to get our contractors to provide our philosophy that consistently over-delivering to customers is the key to growth.

We attempt to accommodate all budgets while still offering quality to each and every client.

Our main competitors are Infinity Music, DJ Dance Entertainment, and Power House Mobile Music and Entertainment. Power House recently went out of business and it is hearsay that Infinity Music will be going out of business in the near future unless their revenues begin to increase.

(4) Sources and Availability of Raw Materials

All of our music equipment is supplied to us by two local suppliers, Guitar Center and Pro Sound and Stage Lighting. Guitar Center is a very accessible store that has been supplying our gear for the past four years. We are one of their largest customers, and therefore we receive significant discounts on the equipment packages we buy every year. We purchase our writable CD’s, jewel cases, CD labels and other office equipment through local merchants such as Office Depot. Our music is purchased from Rhapsody, an on-line service owned by Best Buy. Equipment must be ordered in advance.

(5) Dependence on Limited Customers

DJ Connection’s most significant customers are wedding couples. Wedding season is our busiest season due to the high demand for a good DJ. Our other business season is the Christmas Season for corporate Holiday Parties.

(6) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

None.

(7) Need for Government Approval of Principal Products or Services

Our services are not subject to any government approval in order to conduct our business.

(8) Government Regulation

Governmental regulations do not, and are not expected to, materially impact our business. We will be subject to common securities, business, and tax rules and regulations.

(9) Research and Development Activities

Over the past two years we have spent approximately $30,000 on website development and customer and potential customer surveys. All changes implemented by the company were directly related to customer input and recommendations. Research and Development is not expected to be a significant ongoing expense of our business.

(10) Environmental Laws

Our operations are not subject to any environmental laws.

(11) Our Employees

Currently, there is one full-time employee at DJ Connection, Mr. Clay Clark, DJ Connection also employs the services of approximately 40 contractors. All contractors receive 33% of the total show price for their services. If they book a show themselves, they receive an additional 10% of the show price.

(12) Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Oklahoma Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

DESCRIPTION OF PROPERTY

DJ Connection occupies approximatly1500 square feet of home office space, with an additional six-car garage of warehouse space. Equipment is stored in the warehouse. The office houses a recording studio; call center and two presentation offices and is approximately four years old. There are two presentation offices are where we generally conduct or meetings with each client. We believe this space is adequate for our needs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in connection with our consolidated financial statements and related notes thereto. This discussion contains statements reflecting the opinions of management as well as forward-looking statements regarding the market and us that involve risk and uncertainty. These statements relate to expectations and concern matters that are not historical facts. Words such as “believes,” “intends,” “expects,” “anticipates” and similar expressions used throughout this document indicate that forward-looking statements are being made. See “Cautionary Statement Regarding Forward-Looking Statements and Information” and “Risk Factors” above for a list of important factors that could cause actual results to differ from the forward looking statements contained in this report.

Plan of Operation

Our business has reached its full capacity at our current location. If we continue to operate as usual we will not have the ability to grow. Therefore we must seek a larger facility in order to accommodate our equipment and additional employees. With in the next 12 months we intend to purchase a 20 acre piece of land with an estimated price of $400,000. In Phase One we intend to build a new facility and in Phase Two we intend to build a reception hall.

Phase One: If we obtain sufficient financing, we intend to build a 7000 square foot, steel building with an attached warehouse that will house DJ equipment and related items. With additional storage space we plan on building a more efficient loading dock to decrease load up times to approximately 10 minutes from 15 minutes which may help us service more shows per day. The new building is priced at $300,000.00 including the facilities, décor and phone systems. The building would include four meeting offices, where clients will come in to book their event (the company currently only has two) as well as a waiting room.

The new building will also be equipped with a 28 line phone system, (the company currently has 6 phone lines resulting in clients frequently forwarded to voice mail). The additional phone lines will allow the company immediately to hire and train new sales team members to help service calls for the new areas we are servicing including, Dallas, Wichita, Kansas City and others within a four hour traveling distance from Tulsa, Oklahoma. The phone system will cost approximately $17,000, and is included in the building cost. In addition the capital would be used to purchase 10 new DJ systems priced at 6,000 each. Currently DJ Connection has to decline business during peak seasons, due to a lack of DJ systems and storage space.

Phase Two: Upon completion of the new DJ Connection location we intend to build a reception hall The reception hall will be approximately 10,000 square feet and without land will cost approximately $2,000,000 to build. Externally, it will have the look of an Italian mansion. However, the interior will be designed specifically for special events. It is unlikely that phase two will occur in the next 12 months. However, if financing is available, we may begin the initial steps within the next 12 months.

Our Plan of Operation for the next twelve months is to raise capital to continue to implement our new business strategy. While we have the necessary cash and revenue to satisfy our cash requirements for the next twelve months, this would not include any of our plans for expansion. In the event we sell shares in our offering representing between 25%-75% of our intended goal, we will be able to implement our expansion in accordance with those same percentages. We anticipate that we will use the funds raised in this offering and revenues generated to fund our building project. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations unless we seek additional funding through traditional building loans.

Research and Development
Over the past two years we have spent roughly $30,000 on website development and research and development from customer surveys. All changes implemented by the company were directly related to customer input and recommendations. Research and Development is not expected to be a significant ongoing expense for our business with in the next twelve months.

Should we raise sufficient funds we anticipate the purchase of at least six additional DJ Systems. The estimated price is $6,000 per system. If we raise sufficient financing, we anticipate to purchase land and build a new facility. Upon the completion of our new facility we expect our business to increase which would result in the need for additional employees.

Employees
Currently, there is one full-time employee, Clay Clark at DJ Connection, and 40 contractors. Upon completion of our new facility we anticipate the need for additional employees. We will need an additional 5-10 employees to conduct the operation of the Call center and other office needs. We anticipate to hire approximately 10 additional DJ/MC’s to based on our growth.

Results of Operations

During the year ending December 31, 2004, DJ Connection was in its second year of operation. We experienced consistent growth and had reached our full capacity at our location at that time. We began to rent a storage unit to store our equipment. This became an impractical solution as Mr. Clark had to wait at the storage unit until the wee ours of the morning for the DJ’s to return the equipment. It was at this time we decided that DJ Connection would not grow unless we had a larger office and storage space. On November 15, 2004 Clay and Vanessa Clark moved to a larger home that gave ample supply for a larger home office. The additional space provided room for growth and the purchase of additional equipment. Throughout the year ending December 31, 2005 DJ Connection continued to grow. With the space for additional equipment, it allowed DJ Connection to book more events and thus increase revenues. Throughout 2006 we have continued to grow as a company. We have begun to reach our full capacity at our current location. In order for our revenues to continue to increase, we must move to a larger facility.

Twelve Month Period Ended December 31, 2005 Compared to Twelve Month Period Ended December 31, 2004.

Revenue: DJ Connection generated revenue of $557,166 in the twelve months ended December 31, 2005, compared to revenue of $331,424 in the twelve months ended December 31, 2004, an increase of $225,742 over the December 31, 2005 period. We believe this 68% revenue increase was due to the consistent use of viral marketing and advertising. Our team of contractors is continually being trained to meet our standards and to exceed our client’s expectations.

Cost of Goods Sold: Cost of goods sold was $290,899 for the twelve months ended December 31, 2005 versus $170,180 for the 12 months ended December 31, 2004. This increase was due to our increase in revenue. As our revenue increase our associated costs increased.

Gross Profit: Gross profit for the twelve months ended December 31, 2005 rose to $262,775 from $154,712 for the twelve months ended December 31, 2004. We believe this increase was due to the consistent use of viral marketing and advertising. Our team of contractors is continually being trained to meet our standards and to exceed our client’s expectations. It is also directly related to our increased revenue.

Operating Expenses. Total operating expenses for the period ending December 31, 2005 rose to $146.243 from $88,194 for the period ended December 31, 2004, an increase of $196,857.76. This increase can be attributed to DJ Connection’s growth.

Net income. The Net Income for DJ Connection in 2005 was $72,987. The Net Income for DJ Connection in 2004 was $31,189. This increase can be attributed to DJ Connection’s growth.

Trends
We do not expect any foreseeable trends to effect our industry. Weddings are events that will continue to occur even if there were to be a decline in the economy. Even businesses that have had a rough year will most likely still book Christmas Parties at some level to keep the morale of their employees high as they close out one year, and enter another.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation
We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2004 or December 31, 2005.

Seasonality
We typically generate 65% of our revenue during the summer months of May through August due to a large number of summer weddings. December is another big month for us due to the large number of holiday parties. It is during these seasons that we generate most of our revenue and hire more contractors to provide quality services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for DJ Connection Tulsa, Inc., by Levy & Boonshoft, P.C., at 477 Madison Avenue, New York, New York 10022.

EXPERTS

Our consolidated financial statements have been audited by Sutton, Robinson, and Freeman independent registered public accountants, and have been included in this prospectus in reliance upon the report of that firm and their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as some portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are obligated to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We intend to voluntarily furnish our security holders with an annual report that contains audited financial statements.

DJ CONNECTIONS TULSA, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
DJ Connection - Tulsa, Inc.

We have audited the accompanying balance sheets of DJ Connection - Tulsa, Inc., (the “Company”) as of December 31, 2005 and 2004, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DJ Connection - Tulsa, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Sutton Robinson Freeman & Co., P.C.

Tulsa, Oklahoma
December 21, 2006

SUTTON ROBINSON FREEMAN & CO., P.C.

2727 East 21st Street, Suite 600   ●  Tulsa, Oklahoma 74114-3537   ● 918.747.7000    ● Fax 918.743.7525    ● www.telcpa.com

DJ Connection Tulsa, Inc.

Balance Sheet
September 30, 2006 and 2005
(Unaudited)

ASSETS
	September 30, 2006	September 30, 2005

Current assets
Cash	$33,186	$50,962
Accounts receivable	-	-
Total current assets	33,186	50,962

Property and equipment, net of depreciation	140,661	132,813

Other Assets	20,000	-

TOTAL ASSETS	$193,847	$183,775

LIABILITIES AND MEMBERSHIP CAPITAL

Current liabilities
	-	-
Total current liabilities	-	-

Long-term liabilities
Due to Shareholder	-	-
Total long-term liabilities	-	-

Total liabilities	-	-

Equity

Common Stock, $1 par, 50,000 shares authorized,
1,000 shares issued and outstanding	1,000	1,000
Additional Paid in Capital	101,129	101,129
Retained Earnings	91,718	81,646

	193,847	183,775

TOTAL LIABILITIES AND EQUITY	$193,847	$183,775

The accompanying notes are an integral part of the financial statements.

DJ Connection Tulsa, Inc.

Statements of Operations
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	September 30, 2006	September 30, 2005

REVENUE
Sales	$553,215	$368,730
Refunds	(6,859)	-
Total Revenue	546,356	368,730

COST OF GOODS SOLD
	-	-
Total Cost of Goods Sold	-	-

Gross Profit	546,356	368,730

EXPENSES
Operating Expenses
General and administrative	$42,043	$39,126
Contract labor	331,512	193,730
Advertising	58,164	30,814
Rent expense	14,855	13,899
Mileage expense	10,924	15,112
Total operating expenses	457,498	292,681

Depreciation	28,114	32,019

Total expenses	485,612	324,700

NET INCOME (LOSS)	$60,744	$44,030

The accompanying notes are an integral part of the financial statements.

DJ Connection Tulsa, Inc.

Statements of Cash Flows
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	September 30, 2006	September 30, 2005

Operating Activities:
Net Income	$60,744	44,030
Adjustments for non-cash transactions:
Depreciation	28,114	32,019
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:	(20,000)

Net Cash Used in Operating Activities	68,858	76,049

Investing Activities:
Purchase of Equipment	(36,231)	(23,776)
Net Cash Used in Investing Activities	(36,231)	(23,776)

Financing Activities:
Loans from related parties	-	-
Repayment of loan from related party	-	(8,232)
Distributions to shareholders	(44,934)	(23,352)

Net Cash Provided by Financing Activities	(44,934)	(31,584)

Change in Cash	(12,307)	20,689
Cash at Beginning of Period	45,493	30,273

Cash at End of Period	$33,186	$50,962

Supplemental disclosure of cash flow information
Cash Paid for Interest	-	-

The accompanying notes are an integral part of the financial statements.

DJ Connection Tulsa, Inc.

Statements of Changes in Equity
For the Nine Months Ended September 30, 2006 and 2005

	Common Stock	Paid in Capital	Retained Earnings	Total

Balance, December 31, 2003	$1,000	$101,129	$29,779	$131,908

Net Income	-	-	31,189	31,189

Balance, December 31, 2004	1,000	101,129	60,968	163,097

Distributions			(58,047)	(58,047)

Net Income	-	-	72,987	72,987

Balance, December 31, 2005	$1,000	$101,129	$75,908	$178,037

Distributions			(44,934)	(44,934)

Net Income			60,744	60,744

Balance, September 30, 2006	$1,000	$101,129	$91,718	$193,847

The accompanying notes are an integral part of the interim financial statements.

DJ Connection Tulsa, Inc.

Statements of Operations
For the Nine Months Ended September 30, 2006 and 2005

	September 30, 2006	September 30, 2005

Equipment - 2004	$201,249	$201,249
Equipment - 9/30/05	$23,776	$23,776
Equipment - 12/31/05 4Q	$11,258	$-
Equipment - 9/30/06	36,230	-
Total Property and Equipment	272,513	225,025

Less: Accumulated Depreciation
Deprec 2004	(60,193)	(60,193)
Deprec 9/30/05	(32,019)	(32,019)
Deprec 12/31/05 4Q05	(11,526)
Deprec 9/30/06	(28,114)	-
Total Accum Deprec	(131,852)	(92,212)

Net Property and Equipment	$140,661	$132,813

DJ Connection Tulsa, Inc.

Notes to Financial Statements
For the Years Ended September 30, 2006 and 2005

Note 1 -	Summary of Significant Accounting Policies

Organization and Nature of Operations

DJ Connection Tulsa, Inc. (“Company”) was incorporated in the state of Oklahoma in June, 2002. The Company’s headquarters are located in Broken Arrow, Oklahoma. The Company is a mobile music entertainment company that provides sound and emcee services to clients for special events of all kinds. Additional rental items are available within the package services which include frozen beverage machines, portable dance floors, projector systems and video slide presentations.

Cash and Cash Equivalents

The Company considers highly liquid investments (those readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

Property and Equipment

Property, plant and equipment, including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to operating expenses as incurred. When assets are retired or otherwise disposed of, the applicable costs and accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

Management assesses the recoverability of property and equipment, goodwill, trademarks and other intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value

Office and technology equipment are depreciated on a straight-line basis over the estimated useful lives of the assets which range from three to five years.

Income Taxes

The Company, because of its’ form of organization as a Sub Chapter S Corporation, pays no income taxes. The taxable income or loss is passed through to the shareholders and is taxed using the individual shareholder’s income tax rate.

Revenue Recognition.

The Company receives payment when services are rendered and revenue is recorded at that time. A nonrefundable deposit may be required at the booking date for certain engagements; this deposit may be applied against another date but will not be refunded. These deposits have been recorded as revenue when received.

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

New Accounting Standards

Management does not believe that any recently issued but not yet adopted accounting standards will have a material effect on the Company’s results of reflected in the accompanying financial statements.

Note 2 -	Property and Equipment

A summary of property and equipment at September 30, 2006 and 2005 is as follows:

	September 30, 2006	September 30, 2005

Furniture and Fixtures	$8,260	$6,706

Technological Equipment	264,253	218,319

Total Property and Equipment	236,282	201,249

Less: Accumulated Depreciation	(131,852)	(92,212)

Net Property and Equipment	$140,661	$132,813

Depreciation expense for property and equipment amounted to $28,114 and $32,019 respectively, for the years ended September 30, 2006 and 2005.

Note 3 -	Related Party Transactions

Loans By Related Parties.

The Company had numerous significant transactions with related parties including the leasing of office space owned by the Stockholders and utilization of vehicles owned by the Stockholders for transportation of the Company’s equipment to various event locations.

The Company maintained offices and paid rent to the Stockholders in the amount of $14,855 and $13,899 for the years ended September 30, 2006 and 2005.

Additionally, vehicles owned by the Stockholders were utilized in the daily business of the Company. The Company paid mileage expense for this usage in the amount of $10,924 and $15,112 for the years ended September 30, 2006 and 2005.

Note 4 -	Income Taxes

Financial Accounting Standard No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

As mentioned in Note 1, the Company is a Subchapter S Corporation. The income or loss is passed through to the individual shareholders and is taxed at the shareholder’s income tax rate. Accordingly, no amounts have been recorded in the financial statements for the current or deferred provision of income tax expense.

Note 5 -	Other Commitments and Contingencies

There were no contingent liabilities or significant purchase commitments in existence at December 31, 2005.

Note 6 -	Subsequent Events

Acquisition

On March 14, 2006, the Company acquired The Chocolate Elegance, a company specializing in the rental of chocolate fountains for various events at a cost of $20,000 for the contracts, contacts, equipment and advertising of the business. The Company then sold this acquisition in November, 2006 to another venture for the same amount of $20,000. The Stockholders are also stockholders in the purchasing entity. The new entity, Party Perfect, will market all the rental aspects of the entertainment event including portable dance floors, frozen drink machines, chocolate fountains and other rental entertainment needs.

On February 15, 2006, the Company authorized a forward stock split of 15:1 thereby generating and authorizing 1,000,000 shares of stock.

On October 6, 2006, the Board of Directors of the Company authorized that the Company, through a private non-public offering of shares by the officers and directors of the Company offer subscriptions to its securities to select individuals. The shares of stock offered were issued shares from the authorized capital stock for additional paid in capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as these shares were not a part of the public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Section 1006(B)(7) of the Oklahoma General Corporation Act (“OGCA”) authorizes Oklahoma corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 1006(B)(7) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 1006(B)(7). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 1053 of the OGCA; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the OGCA authorizes Oklahoma corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was unlawful.

Section 1031(G) of the OGCA authorizes Oklahoma corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.

Our directors and officers are indemnified as provided by the Oklahoma General Corporation Act and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense
SEC Registration fee	$68.46
Accounting fees and expenses	$25,000
Legal fees and expenses	$25,000
Printing and related expenses	$5,000
Miscellaneous	$3,500
Total	$58,568.46

*Estimated

Item 26.	Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of DJ Connection Tulsa, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. The following securities of DJ Connection Tulsa, Inc. were issued by DJ Connection within the past three (3) years and were not registered under the Securities Act of 1933:

(a) On October 6, 2006 the Board of Directors authorized that, the Company, through a private, non-public offering of shares by the officers and directors of the Company, shall offer subscriptions to its securities, to select individuals. The sale to the following individuals were issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the President, Clayton Clark. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Clayton Clark. Each individual is considered educated and informed concerning small investments, such as the $7.00 investment in our company. The sale of the shares occurred between October 6, 2006 and November 17, 2006 to the following individuals. Upon receipt of the executed subscription agreements, the sale of any additional shares was closed by the Board of Directors. The following table gives effect to the forward stock split of 15:1 that occurred on December 10, 2006.

Name of Stockholder	Shares Received	Consideration	Relationships between shareholders
Tim McKeeman	10,500	$7.00 check
Jennifer Bailey	10,500	$7.00 check	wife to Jason Bailey, daughter to James and Karen Christenbery
Lori Smith	10,500	$7.00 check	wife to George Smith
Exquisite Valet	10,500	$7.00 check
Maralana Reyes	10,500	$7.00 check
Sharita Bent	10,500	$7.00 check
George Smith	10,500	$7.00 check	husband to Lori Smith
Jean Arehart	10,500	$7.00 check	wife to Lee Arehart
Lee Arehart	10,500	$7.00 check	husband to Jean Arehart
Justin Moore	10,500	$7.00 check	husband to Lauren Moore, brother to Vanessa Clark
Roger Thompson	10,500	$7.00 check
Nathan Chavez	10,500	$7.00 check
Dusty Bailey	10,500	$7.00 check	brother to Jason Bailey
Mickey Roberts	10,500	$7.00 check	uncle to Jason Bailey, husband to Terri Roberts, father to Justin Roberts
Doyle Bailey	10,500	$7.00 check	husband to Patricia Bailey, father to Jason Bailey
Patricia Bailey	10,500	$7.00 check	wife to Doyle Bailey, mother to Jason Bailey
James Chrisenbery	10,500	$7.00 check	husband to Karen Christenbery, father to Jennifer Bailey
Karen Christenbery	10,500	$7.00 check	wife to James Christenbery, mother to Jennifer Bailey
Jason Bailey	10,500	$7.00 check	husband to Jennifer Bailey, son to Doyle and Patricia Bailey
Clarence Bailey	10,500	$7.00 check	husband to Alice Bailey, grandfather to Jason and Dusty Bailey
Alice Bailey	10,500	$7.00 check	wife to Clarence Bailey, grandmother to Jason and Dusty Bailey
Terri Roberts	10,500	$7.00 check	wife to Mickey Roberts, mother to Justin Roberts
Justin Roberts	10,500	$7.00 check	son to Mickey and Terri Roberts
Thaddeus Penrod	10,500	$7.00 check
Sarah Pannell	10,500	$7.00 check
Michael Desirey	10,500	$7.00 check	son to Richard and Cynthia Desirey
Travis Bradley	10,500	$7.00 check	husband to Alissa Bradley
Alissa Bradley	10,500	$7.00 check	wife to Travis Bradley
Michael Banks	10,500	$7.00 check
Andrew Simmons	10,500	$7.00 check	husband to Sarah Simmons
Sarah Simmons	10,500	$7.00 check	wife to Andrew Simmons
Jeremy Toth	10,500	$7.00 check	husband to Cora Toth
Cora Toth	10,500	$7.00 check	wife to Jeremy Toth
John Bailey	10,500	$7.00 check
Nathan Moseley	10,500	$7.00 check
Cynthia Desirey	10,500	$7.00 check	wife to Richard Desirey, mother to Michael Desirey
Richard Desirey	10,500	$7.00 check	husband to Cynthia Desirey, father to Michael Desirey
Eric Cooper	10,500	$7.00 check	son to Rhonda Cooper
Rhonda Cooper	10,500	$7.00 check	mother to Eric and Aaron Cooper
Aaron Cooper	10,500	$7.00 check	son to Rhonda Cooper, brother to Eric Cooper
Lauren Moore	10,500	$7.00 check	wife to Justin Moore, sister-in-law to Vanessa Clark
Leon Whitmore	10,500	$7.00 check

Item 27.	Exhibits.

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws
5	Opinion Regarding Legality and Consent of Counsel by: Levy & Boonshoft, P.C.
23.1	Consent of Experts and Counsel: Independent Auditor’s Consent by Sutton, Robinson, and Freeman

Item 28.	Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly authorized this registration statement to be signed on its behalf by the undersigned.

Date: December 28, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

Clayton Clark	Chairman, President,	December 27, 2006
/s/ Clayton Clark	Secretary

Vanessa Clark	Vice President,	December 27, 2006
/s/ Vanessa Clark	Director

Joshua Smith	Director	December 27, 2006
/s/ Joshua Smith